UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2006
MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 894-6311
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 13, 2006, Mobile Mini, Inc. (the “Company” or “Mobile Mini”) entered into a Share Purchase Agreement with Triton CSA International B.V. Pursuant to the Share Purchase Agreement, Mobile Mini purchased all of the issued and outstanding share capital of A Royal Wolf Portable Storage, Inc., a California corporation, Royalwolf Trading (UK) Limited, a limited company organized under the laws of England and Wales, and Royal Wolf Containers B.V., a company organized under the laws of the Netherlands, for approximately $52.5 million. The transaction is expected to close in April 2006. A copy of the press release announcing the transaction is attached as Exhibit 99.1 and is incorporated herein by reference.
The Share Purchase Agreement contains customary representations and warranties made to each party as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Share Purchase Agreement and were made solely for the benefit of the other party. The representations and warranties are qualified by information in the disclosure schedules provided pursuant to the Share Purchase Agreement. Certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties to the Share Purchase Agreement.
Item 7.01 Regulation FD.
The Company’s press release dated March 14, 2006, which is attached as Exhibit 99.1 to this report, includes pro forma earnings guidance for 2006.
The press release includes certain pro forma financial results. The pro forma financial measurements may be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission, including Regulation G. The pro forma financial results show the Company’s projected net income and projected diluted earnings per share excluding the impact of SFAS 123(R). Including the impact of SFAS 123(R), Mobile Mini’s projected net income is approximately $37 million and the diluted earnings per share guidance is $1.15.
Item 9.01 Exhibits.

(d)	Exhibits.

	99.1	Company’s press release dated March 14, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: March 15, 2006	/s/ Lawrence Trachtenberg
	Name:	Lawrence Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

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